Exhibit 10.4

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Employment Contract Klaus D. Albrecht

Employment Contract

Encorium Germany GmbH, with registered office in Cologne, represented by Dr. Kai E. Lindevall, Chief Executive Officer, Encorium Group, Inc. (hereinafter Company” or “Employer”) and Klaus-Dieter Albrecht born on 4 November 1952, _____________________, (hereinafter “Klaus Albrecht”) hereby enter into the following Employment Contract (hereinafter “Contract”):

1.	Position

Klaus Albrecht will work as Executive VP, Affiliates and Administration, reporting to the CEO, Encorium Group Inc. Klaus Albrecht will work pursuant to all instructions given by the CEO or the Company’s board.

The job description is attached hereto as Appendix 1 and forms an integral part of this Contract.

Klaus Albrecht shall devote all of his attention and abilities to the business and affairs of the Company and its affiliates.

2.	Term of employment

This Contract will be effective from the closing of the Stock Purchase Agreement between Encorium Group, Inc. and Progenitor Holding AG (the “Effective Date”).  This Contract will be valid for 18 months from the Effective Date (the “Term”) and shall be renewable upon mutual written consent of the parties.   In the event Klaus is terminated prior to the end of the Term without Cause (as defined below) he shall be entitled to his salary for the remaining Term to be paid in accordance with normal payroll practices.   “Cause” shall mean (i) Klaus’s willful and continued failure (after receiving notice from Employer of the conduct that is the basis for termination and a reasonable period of time to cure such conduct) to substantially perform his material duties hereunder (other than on account of vacation, personal time off, approved leave of absence and/or disability); (ii) Klaus is convicted of, or enters a plea of guilty or nolo contendere to, a felony; or (iii) in carrying out his duties hereunder, Klaus engages in willful misconduct relating to the business of the Company or any of its affiliates causing material harm to Encorium or its affiliates or their  businesses, including, without limitation fraud, embezzlement and theft.

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Employment Contract Klaus D. Albrecht

3.	Place of work

Klaus Albrecht’s place of work shall be home office in _______________________. His secondary place of work shall however be in the company office in Germany. Klaus Albrecht accepts that his residence is used as a home office. The work requires travelling.

4.	Compensation

4.1.	Base Salary

The base salary shall be EUR 140.400,00 Euro gross per annum (which includes the cost of private health care and private pension plans). The salary will be paid in twelve monthly installments Klaus Albrecht is not entitled to compensation for overtime work.

4.2 Company benefit plans

Klaus Albrecht is eligible to participate in company benefit plans or bonus system currently in force.

4.3 Company Car

Encorium will provide a full car lease and will pay for car expenses, including insurance, repair and maintenance in a maximum amount of 1.000,00 Euro per month. Furthermore Encorium will pay for car petrol. Klaus Albrecht is allowed to use this car for private purposes.

5.	Vaccation

Klaus Albrecht shall be entitled to 30 business days of vacation (based on a five-day week).

6.	Social security

Klaus Albrecht’s pension and social security issues will be practiced according to German legislation currently in force.

7.	Travel expenses

In connection with business trips, Klaus Albrecht shall receive compensation according to the Company’s travel and subsistence allowance rules. In connection with such trips Klaus Albrecht shall comply with the provisions on travel and accommodation expenditures contained in those rules.

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Employment Contract Klaus D. Albrecht

8.	Company property

Klaus Albrecht agrees to take adequate care of the Company property entrusted to him. Should any property get lost or broken due to Klaus Albrecht’s negligence, he shall be liable for the loss or damage.

9.	Confidentiality

From the date of signature of this Contract, Klaus Albrecht agrees to keep in confidence, during or after the term of his employment, any and all information concerning the Company and its affiliates’ business acquired by virtue of his employment, including but not limited to information on the Company’s operating principles, sales and financial status (hereinafter “Confidential Information”). Confidential information can be in any form and is not necessarily documented. Confidential Information covers also all information concerning the Company’s clients, principals or co-operation partners.

Keeping Confidential Information strictly confidential is important for the Employer and its clients.

Klaus Albrecht agrees to use Confidential Information only for his employment duties as defined in his Job Description, and, not to use Confidential Information any other purposes during and after this Agreement.

Confidential Information does not cover information which is or becomes generally known or which has come or comes to general knowledge other than through Klaus Albrecht’s breach of this article.

10.	Information and Materials

Klaus Albrecht is responsible for submitting and maintaining all the necessary personal information to the employer.

All materials submitted by the Company to Klaus Albrecht during him employment term or developed as a result of Klaus Albrecht’s work shall be the property of the Company. Klaus Albrecht agrees to return all such materials including copies to the Company promptly upon termination of him employment.

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Employment Contract Klaus D. Albrecht

11.	Employee inventions, copyrights

Any patentable inventions and suggestions for technical improvements shall be subject to the provisions of the German Act concerning Klaus Albrecht inventions [Gesetz über Arbeitnehmrerfindungen, ArbNErfG]. Klaus Albrecht shall promptly and separately notify the Employer in writing of any service inventions within the meaning of the German Act concerning Klaus Albrecht inventions.

The Employer shall have the exclusive right, without limitation as to subject matter, time or place, to exploit or have others exploit all work results that were created by Klaus Albrecht in the performance of his work for the Employer or were prompted by information of the Employer that is not commonly known, or are based to a decisive degree on the Employer’s know-how, work, or documents.

If the work results are copyright protected works, Klaus Albrecht shall subsequently give the Employer the right to exploit the work for all known types of use, without limitation as to time or place.

The Employer shall not require any further consent by Klaus Albrecht to fully or temporarily exercise the rights set forth in subsections 1 to 3 above. The Employer is entitled to exercise the exploitation rights together with other affiliates (group companies), or transfer these rights to others in whole or in part, or grant others corresponding rights of use, without obtaining any further consent by Klaus Albrecht. Klaus Albrecht agrees to provide all declarations and take all actions required by the Employer for the exploitation.

Klaus Albrecht accepts the fact that there is no obligation to record him as the originator in the copyright sense.

The grant of such rights shall also apply to the period after termination of the employment relationship. The Employer shall have no obligation to give Klaus Albrecht access to the work results created during the employment relationship after Klaus Albrecht has left the company.

The rights in the work results defined in subsections 2 and 3 above, including for the period after termination of the employment relationship are paid for by the ongoing salary payments to Klaus Albrecht. Klaus Albrecht’s claim to statutory compensation of service inventions and suggestions for technical improvements under the German Act concerning Klaus Albrecht inventions shall remain unaffected.

12.	Miscellaneous

No amendments to this Contract shall be valid unless made in writing and duly executed by the Parties. Any and all appendices to this Contract shall upon interpretation of this Contract be considered to constitute part of this Contract as a whole.

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Employment Contract Klaus D. Albrecht

13.	Coverning law and jurisdiction

This Contract shall be governed by and construed and enforced in accordance with the substantive laws of Germany. Any dispute or claim arising out of or in connection with this Contract or the breach, termination or invalidity thereof shall be settled by arbitration in accordance with the Rules for Expedited Arbitration of the Arbitration Institute of the Berlin Chamber of Commerce. The place of arbitration shall be in Berlin, Germany. The language to be used in the arbitration proceeding s shall be German.

Espoo, Finland July 19, 2010 Place & date 2010

/s/ Klaus-Dieter Albrecht	/s/ Kai Lindevall
Klaus D. Albrecht	Dr. Kai Lindevall
Chief Executive Officer
Encorium Group, Inc.